MERRILL LYNCH INTERNATIONAL EQUITY FUND

FILE # 811-6521

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/05/00	CSL Ltd.	$336,440.	$213,510,000.	UBS Warburg
06/30/00	EXFO Electro-Optical Engineering	$5,200.	$182,000,000.	CIBC

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